PERSONAL AND CONFIDENTIAL

April 1, 2010

Mr. Eric Tinch
10436 Park Walk Point
Alpharetta, GA 30022

Dear Eric:

I am pleased to present this offer of employment to join APAC Customer Services, Inc. (“APAC”, or “the Company”) as Senior Vice President, Human Resources, reporting to me. The following terms will apply:

1.	Your start date will be April 12, 2010.

2.	Your starting base salary will be on an annualized basis, payable bi-weekly. (This “base salary” is stated for convenience only and is not intended as an annual contract of employment.) Your base salary will be reviewed each year at the time when increases for executives of APAC are considered.

3.	You will be eligible to participate in and earn bonus compensation under the Company’s annual Management Incentive Plan (the “MIP”), as may be in effect from time to time, in accordance with the Company’s compensation practices. You will have a payout opportunity of between 50% — 100% of Base Salary for target and maximum performance respectively. The payout of MIP will depend on APAC meeting its budgeted financial performance and you meeting individual and team performance goals that will be established each year between you and your manager. Your 2010 incentive opportunity will be prorated.

4.	You will be granted options to purchase shares of APAC stock at an exercise price equal to the official closing price of APAC’s common stock on the grant date. The option grant date will be the latter of (a) your first day of employment or (b) the date on which the Compensation Committee approves the grant. These options will vest at the rate of 20% per year during the first five years of your employment.

5.	You will receive a sign-on bonus in the net amount of , on the first regularly scheduled pay date following the 30th day of employment. In the event you voluntarily resign your employment within one year of the date employment begins, you will repay the sign on bonus in its entirety.

6.	You will be entitled to paid vacation of four (4) weeks and will also be entitled to participate in all employee benefit plans and programs extended to employees at the executive level.

7.	APAC will pay you a lump-sum payment in the amount of $55,000 to help offset your costs of relocating to the Bannockburn, IL area. This relocation must occur within 120 days from your start date. In the event you leave APAC’s employ within one year of the date upon which relocation benefits are rendered to you, you shall reimburse APAC for all relocation costs paid by APAC.

8.	Upon joining the company, you will receive an Employment Security Agreement, which outlines additional cash compensation protection in the event of “Change in Control” of the Company (draft copy enclosed).

9.	As a condition of employment, you will sign an “Agreement Protecting Company Interests”, (copy enclosed).

10.	Except for (1.) your termination of employment in connection with a “change in control” as defined in the Employment Security Agreement referenced above, or (2.) your termination of employment by APAC “for cause” (Defined as “(i) gross misconduct or gross negligence in the performance of your employment duties; (ii) willful disobedience by you of the lawful directions received from the Company or from the person to whom you directly report or of established policies of the Company; or (iii) commission by you of a crime involving fraud or moral turpitude that can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company”), and provided you sign a then-current Waiver & Release Agreement, APAC will pay you severance equal to one-half (1/2) of the monthly amount of your then-current Base Salary during each of the following twelve (12) months following such termination. Severance payments will be made in accordance with either this agreement or the prevailing change of control agreement, whichever is more advantageous to you; but in no event will severance payments be made under both agreements. Such payments will be made on APAC’s customary payroll dates in installment equal to one-half (1/2) of your regular biweekly salary, less all applicable withholding taxes.

Notwithstanding the foregoing, if you are deemed at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”), to the extent delayed commencement of any portion of the severance payments to which you are entitled under this agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your severance payments will not be provided to you prior to the earlier of (1) expiration of the six-month period measured from the date of your “separation from service” with the Company (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (2) your death.  Upon expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein.

11.	You have submitted a completed Application of Employment, we have received satisfactory references, and our background investigation is now complete. There are no contingencies to this offer on any of these items.

Eric, we are excited about your joining APAC. If you have any questions please don’t hesitate to contact me.

Sincerely,

APAC CUSTOMER SERVICES, INC.

/s/Michael P. Marrow
Michael P. Marrow
President and Chief Executive Officer

MPM/MVH/kbo

ACCEPTED BY:

/s/ Eric Tinch

Eric Tinch

4/6/2010
Date